                                                                    EXHIBIT 12.1

     THE BURLINGTON NORTHERN AND SANTA FE RAILWAY COMPANY and SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      (In Millions, Except Ratio Amounts)
                                  (Unaudited)


                                                                                Nine Months Ended
                                                                                   September 30,
                                                                        -----------------------------------
                                                                             2000                  1999
                                                                        -------------        --------------
Earnings:

  Pre-tax income                                                               $1,335                $1,405

  Add:
    Interest and fixed charges,
      excluding capitalized interest                                              224                   226

    Portion of rent under long-term
      operating leases representative
      of an interest factor                                                       130                   139

    Distributed income of investees
      accounted for under the equity method                                        46                     -

    Amortization of capitalized interest                                            4                     4

  Less:  Undistributed equity in earnings
          of investments accounted for
          under the equity method                                                  15                     9
                                                                        -------------        --------------


  Total earnings available for fixed charges                                   $1,724                $1,765
                                                                        =============        ==============

Fixed charges:

  Interest and fixed charges                                                   $  232                $  236

  Portion of rent under long-term operating
    leases representative of an interest factor                                   130                   139
                                                                        -------------        --------------

  Total fixed charges                                                          $  362                $  375
                                                                        =============        ==============

Ratio of earnings to fixed charges                                              4.76x                 4.71x


